Exhibit 1

British American Tobacco p.l.c. (the “Company” or “BAT”)

9 April 2026

BAT Appoints Chief Financial Officer

Dragos Constantinescu will join BAT as Chief Financial Officer and Executive Director with effect from 1 September 2026.

Dragos is currently serving as CEO of Asahi Europe & International, having been with Asahi Breweries since 2019. During his time at Asahi Breweries, Dragos has also held a number of other senior leadership roles across Europe including Managing Director, Czech, Slovakia, Germany & Austria and Managing Director, Romania & Hungary. Prior to this, Dragos spent 16 years at BAT, where he held senior finance and general management roles, including as General Manager, Central Europe North and Finance Director and General Manager, BAT Poland.

Javed Iqbal will continue to serve as Interim Chief Financial Officer until Dragos’ appointment, following which Javed will continue in his role as Director, Digital & Information.

Luc Jobin, Chair of the Board, commented:

“I am pleased to welcome Dragos to BAT as Chief Financial Officer and Executive Director. He brings a strong combination of financial expertise, broad enterprise leadership and international experience in both Nicotine and the wider FMCG sector. Dragos also brings deep experience across transformation, strategy and growing an international business, which, together with his collaborative leadership, represent important qualities for the Board and management team at BAT. “

Tadeu Marroco, Chief Executive, commented:

“Dragos joins the Management Board at an important stage in BAT’s transformation. His international experience alongside a strong understanding of BAT will be key assets as we continue to focus on quality growth, the sustainable delivery of our mid-term growth algorithm and robust cash returns.

I wish to thank Javed for his contribution as Interim Chief Financial Officer, alongside his ongoing role as Director, Digital and Information. His continued commitment to the delivery of our Fit2Win savings and digital transformation fuels our progress towards A Better Tomorrow.”

Dragos Constantinescu commented:

“I am excited to be rejoining BAT as Chief Financial Officer. BAT has a clear transformation strategy and is building positive momentum in its transformation toward A Better Tomorrow. I look forward to working with Tadeu, the Board and the management team to help shape and support BAT’s strategic priorities through this transformation, while ensuring disciplined execution and strong returns to shareholders.”

There is no other information that is required to be disclosed under UKLR 6.4.8.

ENDS

Enquiries

Media Centre
press_office@bat.com | @BATplc

Investor Relations
Victoria Buxton |  ir_team@bat.com

Supplementary information

Remuneration

Dragos Constantinescu will be appointed with a base salary of £820,000 per annum.  All other elements of his remuneration will be consistent with the terms of the Directors’ Remuneration Policy approved by shareholders at the AGM in April 2025.  Further details will be set out in the 2026 Directors’ Remuneration Report.

Replacement awards will be made covering the value of lost short and long-term incentive awards in order to facilitate recruitment, which are in line with the Director’s Remuneration Policy. Replacement awards will be made subject to malus and clawback provisions.

About BAT

BAT is a leading global consumer goods company committed to accelerating the transition to a Smokeless World and reshaping its portfolio for long term sustainability. Its portfolio spans cigarettes and a rapidly growing range of smokeless alternatives, including Vapour, Heated Products and Modern Oral nicotine pouches.

The Company aims to reach 50 million adult consumers with its Smokeless Products by 2030 and for these products to deliver 50% of Group revenue by 2035. As of 31 December 2025, BAT’s smokeless brands – Vuse, glo and Velo – were used by over 31 million adult consumers worldwide, many of whom have completely switched from – or have reduced their consumption of – cigarettes. Smokeless Products accounted for 18.2% of Group revenue.

BAT employs more than 47,000 people and in 2025 generated £25.6bn in revenue. Backed by Omni™, its evidence based manifesto for change, the Company continues to strengthen its scientific capabilities across systems toxicology, clinical and behavioural research, and post market studies.

Alongside transforming its portfolio, BAT is advancing efforts to reduce its environmental footprint and support positive social impact across its value chain. In 2025, the Company received a Triple A rating from CDP for its disclosures on Climate Change, Water Security and Forests.

References to “BAT”, “the Company”, “Group”, “we”, “us” and “our” when denoting opinion refer to British American Tobacco p.l.c. and when denoting business activities refer to British American Tobacco p.l.c. and its subsidiaries, collectively or individually as the case may be. Collective expressions used in connection with business activities are used for convenience only and do not imply any other relationship between what are separate and distinct legal entities. For more information, please visit www.bat.com and www.asmokelessworld.com.

Forward-looking statements

This release contains certain forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target”, “being confident” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates. In particular, these forward-looking statements include, among other statements, statements regarding our expectation to meet our consumer target ambitions by 2030, New Categories revenue targets by 2035 and our sustainability targets.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this release are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Forward looking statements” and “Key Information—Risk Factors” in the 2025 Annual Report on Form 20-F of BAT.

Additional information concerning these and other factors can be found in BAT’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the 2025 Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov and BAT’s Annual Reports, which may be obtained free of charge from the BAT website www.bat.com.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this release and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.